As filed with the Securities and Exchange Commission on January 3, 2025
Registration No. 333-283838
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Lazydays Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	5500	82-4183498
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4042 Park Oaks Boulevard, Suite 350
Tampa, Florida 33610
Telephone: (813) 246-4999
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Ronald K. Fleming
Interim Chief Executive Officer
Lazydays Holdings, Inc.
4042 Park Oaks Boulevard, Suite 350
Tampa, Florida 33610
Telephone: (813) 246-4999
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
William J. Goodling
Steven H. Hull
Stoel Rives LLP
760 SW Ninth Avenue, Suite 3000
Portland, Oregon 97205
(503) 294-9501
(503) 294-9122
Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Preliminary prospectus subject to completion, dated January 3, 2025.
PROSPECTUS

90,559,196 shares of Common Stock
Warrants to Purchase up to 10,194,174 shares of Common Stock
10,194,174 shares of Common Stock Issuable upon Exercise of the Warrants

Lazydays Holdings, Inc.
This prospectus relates to the offer and sale, from time to time, by the selling securityholders set forth in this prospectus under the heading “Selling Securityholders” beginning on page 16, which we refer to as the “Selling Securityholders,” of: (i) 90,559,196 shares of common stock, par value $0.0001 per share (the “Common Stock”) of Lazydays Holdings, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), as set forth under the header “Seller Securityholders,” which includes (A) 29,126,212 shares of Common Stock issued pursuant to Securities Purchase Agreements to certain investors and (B) 55,407,455 shares of Common Stock that have been issued pursuant to Preferred Stock Exchange Agreements to certain holders of the Company’s previously outstanding Series A Convertible Preferred Stock, par value $0.0001 per share; (ii) warrants to purchase up to 10,194,174 shares of Common Stock (the “Warrants”); and (iii) 10,194,174 shares of Common Stock issuable upon exercise of the Warrants.
We will not receive any proceeds from the offer and sale of the securities under this prospectus, although we could receive up to $39,043,686 upon the exercise of all of the Warrants. Any amounts we receive from such exercises will be used for working capital and general corporate purposes.
Information regarding the Selling Securityholders, the amounts of shares of Common Stock and Warrants that may be sold by them, and the times and manner in which they may offer and sell the shares of Common Stock and Warrants under this prospectus is provided under the sections titled “Selling Securityholders” and “Plan of Distribution,” respectively, in this prospectus. We have not been informed by any of the Selling Securityholders that they intend to sell their securities covered by this prospectus and do not know when or in what amount the Selling Securityholders may offer the securities for sale. The Selling Securityholders may sell any, all, or none of the securities offered by this prospectus.
The Selling Securityholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.
Our Common Stock is listed on the Nasdaq Capital Market under the symbol “GORV”. On January 2, 2025, the last reported sale price of our Common Stock was $0.95 per share. The shares of Common Stock issuable upon exercise of the Warrants will be listed on the Nasdaq Capital Market. The Warrants are not currently listed or quoted on any exchange or marketplace and we do not intend to apply for listing or quotation of the Warrants on any exchange or marketplace in the future.
Investing in our securities involves significant risks. See the section titled “Risk Factors,” which begins on page 14.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is    , 2025

i

ABOUT THIS PROSPECTUS
Unless otherwise stated or the context otherwise requires, the terms “Lazydays,” the “Company,” “we,” “us” and “our” refer to Lazydays Holdings, Inc. and its subsidiaries.
This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the Selling Securityholders and their permitted transferees may, from time to time, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. The Selling Securityholders and their permitted transferees may use the shelf registration statement to sell such securities from time to time through any means described in the section entitled “Plan of Distribution.”
You should read this prospectus and the documents incorporated by reference into this prospectus in their entirety before making an investment decision. You may read the other reports we file with the SEC at the SEC’s website or at the SEC’s offices described below under the heading “Incorporation of Information by Reference.” These documents contain important information you should consider when making your investment decision.
We have not authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.
You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
Market data and other statistical information incorporated by reference into this prospectus are based on independent industry publications, government publications, reports by market research firms and other published independent sources. Some data is also based on our good faith estimates, which we derive from our review of internal surveys and independent sources. Although we believe these sources are reliable, we have not independently verified the information. We neither guarantee its accuracy nor undertake a duty to provide or update such data in the future.
This prospectus and the documents incorporated by reference into this prospectus may include trademarks, service marks and tradenames owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference in this prospectus and the documents incorporated by reference into this prospectus are the property of their respective owners.
This prospectus is not an offer to sell these securities and we are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this Registration Statement on Form S-1 constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this Registration Statement on Form S-1 and the prospectus, including, without limitation, the Company’s future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are “forward-looking” statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” or “continue” or the negative of such words or variations of such words and similar expressions. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements, and we can give no assurance that such forward-looking statements will prove to be correct. Important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, or “cautionary statements,” include, but are not limited to:
•	future market conditions and industry trends, including anticipated national new recreational vehicle (“RV”) wholesale shipments;
•	changes in U.S. or global economic and political conditions or outbreaks of war;
•	changes in expected operating results, such as store performance, selling, general and administrative expenses (“SG&A”) as a percentage of gross profit and all projections;
•	our recent history of losses and our future performance;
•
our ability to obtain further waivers or amendments to our Second Amended and Restated Credit Agreement, as amended from time to time, with Manufacturers and Traders Trust Company, as administrative agent;

•	our ability to procure and manage inventory levels to reflect consumer demand;
•	our ability to find accretive acquisitions;
•	changes in the planned integration, success and growth of acquired dealerships and greenfield locations;
•	changes in our expected liquidity from our cash, availability under our credit facility and unfinanced real estate;
•	compliance with financial and restrictive covenants under our credit facility and other debt agreements;
•	changes in our anticipated levels of capital expenditures in the future;
•	the repurchase of shares under our share repurchase program;
•	our ability to secure additional funds through equity or financing transactions on terms acceptable to the Company;
•	dilution related to our outstanding warrants, options and rights;
•	our business strategies for customer retention, growth, market position, financial results and risk management; and
•
other factors beyond our control, including those listed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 or in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024, June 30, 2024 and September 30, 2024, each as incorporated herein by reference, and in other filings we may make from time to time with the SEC.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in this prospectus and the incorporated documents are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from such forward-looking statements. In addition, even if our results of operations, financial condition and liquidity, and events in the industry in which we operate, are consistent with such forward-looking statements, they may not be predictive of results or developments in future periods.
Any forward-looking statement that we make in this prospectus or the documents incorporated by reference speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

PROSPECTUS SUMMARY
This summary highlights certain information about us and selected information contained in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. For a more complete understanding of the Company, we encourage you to read and consider the more detailed information included or incorporated by reference in this prospectus, including risk factors, see “Risk Factors” beginning on page 14, and our most recent consolidated financial statements and related notes.
Overview
We have operated recreational vehicle (“RV”) dealerships that offer new and pre-owned RVs and sell related parts and accessories since 1976. We became a publicly traded company March 15, 2018 following a business combination with Andina Acquisition Corp. II. We arrange financing and extended service contracts for vehicle sales through third-party financing sources and extended warranty providers.
Our Business
We operate RV dealerships and offer a comprehensive portfolio of products and services for RV owners and outdoor enthusiasts. We generate revenue by providing RV owners and outdoor enthusiasts a full spectrum of products: RV sales, RV repair and services, financing and insurance products, third-party protection plans, and after-market parts and accessories.
We operate 23 dealerships in 14 states, although we expect to sell seven dealerships and reduce the number of our states of operation to nine (see “Recent Developments” below). Based on industry research and management’s estimates, we believe we operate the world’s largest RV dealership, measured in terms of on-site inventory, located on approximately 126 acres outside Tampa, Florida.
Lazydays offers one of the largest selections of leading RV brands in the nation, featuring more than 4,250 new and pre-owned RVs. We have more than 400 service bays, and each location has an RV parts and accessories store. We employ approximately 1,300 people at our 23 dealership locations. Our locations are staffed with knowledgeable local team members, providing customers access to extensive RV expertise. We believe our locations are strategically located and, based on information collected by us from reports prepared by Statistical Surveys, account for a significant portion of new RV units sold on an annual basis in the U.S. Our dealerships attract customers from all states, except Hawaii.
We attract new customers primarily through Lazydays dealership locations as well as digital and traditional marketing efforts. Once we acquire customers, those customers become part of our customer database where we use customer relationship management tools and analytics to actively engage, market and sell our products and services.
Our principal executive offices are located at 4042 Park Oaks Boulevard, Suite 350, Tampa, Florida 33610 and our telephone number is (813) 246-4999. Our Internet website is www.lazydays.com. Our reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are available, free of charge, under the Investor Relations – Finance Information tab of our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC also maintains an Internet website located at www.sec.gov that contains the information we file or furnish electronically with the SEC. The information on our website is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.
Leveraging Our Scale and Cost Structure to Create Operational Efficiencies
As we grow, we are positioned to leverage our scale to improve operating margins. We have centralized many administrative functions to drive efficiencies and streamline store-level operations. The reduction of administrative functions at our stores allows our local teams to focus on customer-facing opportunities to increase revenues and gross profit. Our stores also receive supply chain management support, ensuring optimal levels of new and used RV inventory; and finance and insurance product and training support to provide a full array of offerings to our customers.

Recent Developments
On December 2, 2024, the Company filed a registration statement on Form S-1 (the “Rights Offering Registration Statement”) with the SEC for a rights offering in which holders (excluding the PIPE Investors, who have waived their and their respective affiliates’ rights to receive the Rights to the extent any of them are holders as of the record date of the Rights Offering) (such non-excluded holders, collectively, the “Holders”) of the Company’s outstanding shares of Common Stock and outstanding warrants will receive non-transferable rights (the “Rights”) to purchase up to 24,271,844 shares of our Common Stock at a cash subscription price of $1.03 per share (the “Rights Offering”). All Holders as of January 13, 2025, the record date, will receive one Right for each share of Common Stock owned or issuable upon exercise or conversion of warrants owned as of such record date.
This prospectus shall not constitute an offer to sell or a solicitation of an offer to buy any Rights, there shall not be any offer, solicitation or sale of the Rights or the underlying Common Stock, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of such state or jurisdiction. These securities may not be sold nor may offers to buy be accepted prior to the time the Rights Offering Registration Statement becomes effective.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The Company has prepared the accompanying unaudited pro forma condensed consolidated financial statements (“Pro Forma Information”) in accordance with Article 11 of Regulation S-X. The Pro Forma Information has been derived from the Company's historical consolidated financial statements and reflects certain assumptions and adjustments that management believes are reasonable under the circumstances and given the information available at this time. The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2024 is presented as if the transactions contemplated by (i) the Waller Purchase Agreement (as defined below), the Waller Land Purchase Agreement (as defined below) and the CW Purchase Agreements (as defined below) (collectively, the “Sales Agreements”), (ii) the PIPE Purchase Agreements (as defined below) and (iii) the Exchange Agreements (as defined below) (collectively, the “Pro Forma Transactions”) had occurred on September 30, 2024. The following unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2024 and the year ended December 31, 2023 are presented as if the Pro Forma Transactions had occurred on January 1, 2023. The Pro Forma Information reflects adjustments that, in the opinion of management, are necessary to present fairly the pro forma financial position as of September 30, 2024 and results of operations for the nine months ended September 30, 2024 and year ended December 31, 2023. The Pro Forma Information is provided for informational purposes only and is not intended to represent what the Company's financial position or results of operations would have been had the Pro Forma Transactions occurred on September 30, 2024 for the unaudited pro forma condensed consolidated balance sheet and as of January 1, 2023, the beginning of the earliest period presented, for the unaudited pro forma consolidated statements of income, nor is it indicative of its future financial position or results of operations. The Pro Forma Information should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes.
Waller Real Estate Purchase Agreements
On October 10, 2024, we entered into a Real Estate Purchase Agreement with McGhee RV Properties, LP, a Texas limited partnership, as purchaser (the “Waller Purchase Agreement”), which provides for the sale of certain land and improvements of the previously closed Waller, Texas dealership for proceeds of $8.0 million. The sale contemplated by the Waller Purchaser Agreement closed on December 19, 2024. Additionally, on December 3, 2024, we entered into a Purchase and Sale Agreement with NewQuest Equity, L.C., a Texas limited liability company, as purchaser (the “Waller Land Purchase Agreement”), which provides for the sale of certain land near the previously closed Waller, Texas dealership for proceeds of $4.3 million, subject to its terms and conditions.
Purchase Agreements with Camping World
On November 15, 2024, certain of our indirect subsidiaries (“Sellers”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) by and among Sellers, the Company, as Guarantor, and certain subsidiaries of Camping World Holdings, Inc. (collectively, “Camping World”), pursuant to which Sellers agreed to sell all of the assets (the “Purchased Assets”) contributing to the operation of Sellers’ recreational vehicle sales and service business operated out of Sellers’ facilities in Elkhart, Indiana, Surprise, Arizona, Murfreesboro, Tennessee, Sturtevant, Wisconsin, Council Bluffs, Iowa, Portland, Oregon, and Woodland, Washington (the “Business”) to Camping World (the “Asset Sale”) for approximately $7 million (plus further cash for RV inventory and service work in process at closing), subject to certain adjustments and the terms and conditions set forth therein.
The Asset Purchase Agreement contains customary representations, warranties and covenants related to the Business and the Asset Sale. Between the date of the Asset Purchase Agreement and the final closing of the Asset Sale, Asset Sellers have agreed to operate the Business in the ordinary course of business and to certain other operating covenants with respect to the Business as set forth in the Asset Purchase Agreement. The Asset Sale may have staggered closings, with each facility being sold at different times when requisite closing conditions have been satisfied.
Under the Asset Purchase Agreement, CWGS Ventures, LLC, an affiliate of Camping World (the “CW Investor”), provided the Company a $10 million nonrefundable deposit in exchange for the Company’s obligation to issue 9,708,737 shares (the “APA Shares”) of its common stock, par value $0.0001 (the “Common Stock”), to the CW Investor upon final closing of the transactions contemplated by the Asset Purchase Agreement. Such number of shares equals $10 million divided by $1.03, which was the Minimum Price as defined in Nasdaq Rule 5635(d).
The Asset Purchase Agreement also provides for a 30-day inspection period for Camping World to inspect the assets and gives Camping World the right to terminate the agreement if certain material items are discovered. In addition, the Asset Purchase Agreement may be terminated prior to the final closing of the Asset Sale (i) by mutual written consent of the parties, (ii) by the non-breaching party upon certain uncured material breaches of the Asset Purchase Agreement by the other party, (iii) by either Asset Sellers or Camping World in the case of certain governmental actions prohibiting the Transaction, (iv) by either Asset Sellers or Camping World in the event that the Real Estate Purchase Agreement (as defined below) terminates in accordance with its terms, or (v) by either Asset Sellers or Camping World if any of the conditions to the closing of the Asset Sale are not satisfied on or before March 31, 2025.
Also on November 15, 2024, certain other indirect subsidiaries of the Company (collectively, “Real Estate Seller”), entered into a Real Estate Purchase Agreement (the “Real Estate Purchase Agreement” and together with the Asset Purchase Agreement, the “CW Purchase Agreements”), with certain subsidiaries of Camping World Holding, Inc. (collectively, “Real Estate Buyer”). Pursuant to the Real Estate Purchase Agreement, Real Estate Buyer has agreed to purchase certain of the Real Estate Seller’s properties located in Elkhart, Indiana, Surprise, Arizona and Murfreesboro, Tennessee (the “Properties”) for approximately $48.5 million in cash, subject to certain adjustments and the terms and conditions set forth therein. The purchase and sale of the Properties is subject to a 30-day inspection period for the Real Estate Purchaser to perform inspections of the Properties and gives the Real Estate Purchaser the right to terminate the agreement if certain material items are discovered.
The Real Estate Purchase Agreement will terminate automatically in the event that the Asset Purchase Agreement is terminated in accordance with its terms.
Pursuant to the CW Purchase Agreements, the Company will use a portion of the proceeds of the transactions contemplated by the CW Purchase Agreements for the repayment of any indebtedness secured by the Purchased Assets and the Properties.
The foregoing descriptions of the CW Purchase Agreements are qualified in their entirety by reference to the full text of such agreements, copies of which were filed as Exhibits 2.1 and 2.2, respectively, to our Current Report on Form 8-K filed on November 18, 2024, and each of which is incorporated herein in its entirety by reference. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.
PIPE Purchase Agreements
Also November 15, 2024, the Company entered into the following Securities Purchase Agreements: (i) a Securities Purchase Agreement (the “Alta PIPE Purchase Agreement”) with Alta Fundamental Advisers Master LP (“Alta Fundamental”), Star V Partners LLC (“Star V”) and Blackwell Partners LLC – Series A (“Blackwell” together with Alta Fundamental and Star V, the “Alta PIPE Purchasers”), each an advisory client of Alta Fundamental Advisers LLC, for the sale and issuance of 3,474,757 shares of Common Stock to Alta Fundamental at a price per share of $1.03, 2,363,592 shares of Common Stock to Star V at a price per share of $1.03, and 8,724,757 shares of Common Stock to Blackwell at a price per share of $1.03 and (ii) a Securities Purchase Agreement (the “CCM PIPE Purchase Agreement” and together with the Alta PIPE Purchase Agreement, the “PIPE Purchase Agreements”) with Coliseum Capital Partners, L.P. (“CCP”) and Blackwell (Blackwell together with CCP, the “CCM PIPE Purchasers” and together with the Alta PIPE Purchasers, the “PIPE Investors”) each an advisory client of Coliseum Capital Management, LLC, for the sale and issuance of 10,922,330 shares of Common Stock to CCP and 3,640,776 shares of Common Stock to Blackwell, in each case, at a price per share of $1.03 (the shares to be issued under the PIPE Purchase Agreements, the “PIPE Shares”). The closing of the issuance of the PIPE Shares occurred on November 15, 2024. The purchase price for the PIPE Shares was the Minimum Price as defined in Nasdaq Rule 5635(d).
Pursuant to the PIPE Purchase Agreements, the Company has agreed to file with the Securities and Exchange Commission a registration statement related to the Rights Offering.
The Company received gross proceeds of $30 million for the sale of the PIPE Shares pursuant to the PIPE Purchase Agreements. The Company intends to use the net proceeds from the sale of the PIPE Shares for working capital and general corporate purposes, including repayment of indebtedness.
The foregoing descriptions of the PIPE Purchase Agreements are qualified in their entirety by reference to the full text of such agreements, copies of which were filed as Exhibits 10.1 and 10.2, respectively, to our Current Report on Form 8-K filed on November 18, 2024, and each of which is incorporated herein in its entirety by reference. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.
Preferred Stock Exchange Agreements
On November 15, 2024, the Company entered into Preferred Stock Exchange Agreements (the “Exchange Agreements”) with the holders (the “Preferred Holders”) of the Company’s outstanding Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”). Pursuant to the Exchange Agreements, the Preferred Holders agreed to exchange 600,000 shares of Series A Preferred Stock for 66,488,948 shares of Common Stock (the “Exchange Shares”) in consideration for the termination of the rights associated with the Series A Preferred Stock and the resulting loss of the liquidation preference of the Series A Preferred Stock of approximately $68.5 million, at a value of $1.03 per share of Common Stock received in the exchange. On November 15, 2024, 150,000 shares of Series A Preferred Stock and 16,622,238 Exchange Shares were exchanged and issued, respectively.
On December 26, 2024, the Company filed an amendment to its Certificate of Incorporation to increase the authorized number of shares of Common Stock necessary to accommodate the exchange of the full amount of the Series A Preferred Stock to Common Stock (the “Charter Amendment”). Following the filing of the Charter Amendment and pursuant to the terms and conditions of the Exchange Agreements, the balance of the Preferred Stock (approximately 450,000 shares of Preferred Stock) was exchanged and the balance of the Exchange Shares (49,866,710 shares of Common Stock) was issued to the Holders (the “Second Exchange”). Upon the closing of the Second Exchange, no shares of Series A Preferred Stock were issued and outstanding.
The Exchange Agreements contain customary representations and warranties and covenants for a transaction of this type.
The foregoing descriptions of the Exchange Agreements are qualified in their entirety by reference to the full text of such agreements, the form of which was filed as Exhibit 10.4 to our Current Report on Form 8-K filed on November 18, 2024, and each of which is incorporated herein in its entirety by reference. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.
LAZYDAYS HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2024
(Amounts in thousands except for share data)

	Historical Results	Sales Agreements Pro Forma Adjustments		PIPE Purchase Agreements Pro Forma Adjustments		Preferred Stock Conversion Pro Forma Adjustments	Pro Forma
ASSETS
Current assets:
Cash	$13,536	$17,559	(a)	$18,171	(i)	$—	$49,266
Receivables, net of allowance	23,642	—		—		—	23,642
Inventories	310,671	(87,165)	(b)	—		—	223,506
Income tax receivable	7,254	—		—		—	7,254
Prepaid expenses and other	3,467	(129)	(b)	—		—	3,338
Total current assets	358,570	(69,735)		18,171		—	307,006
Property and equipment, net	273,733	(95,301)	(b)	—		—	178,432
Operating lease assets	25,571	(22,173)	(b)	—		—	3,398
Intangible assets, net	74,442	(16,096)	(b)	—		—	58,346
Other assets	3,630	(7)	(b)	—		—	3,623
Total assets	$735,946	$(203,312)		$18,171		$—	$550,805

	Historical Results	Sales Agreements Pro Forma Adjustments		PIPE Purchase Agreements Pro Forma Adjustments		Preferred Stock Conversion Pro Forma Adjustments		Pro Forma
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,543	$(2,860)	(c)	$—		$—		$10,683
Accrued expenses and other current liabilities	35,755	—		—		—		35,755
Floor plan notes payable, net of debt discount	316,551	(89,026)	(d)	—		—		227,525
Financing liability, current portion	2,548	(29)	(b)	—		—		2,519
Revolving line of credit, current portion	17,500	—		(10,000)	(i)	—		7,500
Long-term debt, current portion, net of debt discount	736	(397)	(d)	—		—		339
Related party debt, current portion	426	—		—		—		426
Operating lease liability, current portion	4,959	(1,401)	(b)	—		—		3,558
Total current liabilities	392,018	(93,713)		(10,000)		—		288,305
Long term liabilities:
Financing liability, non-current portion, net of debt discount	90,540	(13,451)	(b)	—		—		77,089
Revolving line of credit, non-current portion	23,500	—		—		—		23,500
Long term debt, non-current portion, net of debt discount	27,590	(15,209)	(d)	—		—		12,381
Related party debt, non-current portion, net of debt discount	43,152	(39,000)	(e)	—		—		4,152
Operating lease liability, non-current portion	21,256	(9,806)	(b)	—		—		11,450
Deferred income tax liability	1,256	—		—		—		1,256
Warrant liabilities	5,706	—		—		—		5,706
Total liabilities	605,018	(171,179)		(10,000)		—		423,839
Commitments and contingencies
Series A Convertible Preferred Stock; 600,000 shares, designated, issued, and outstanding; liquidation preference of $60,000	62,363	—		—		(62,363)	(j)	—
Stockholders’ Equity
Preferred stock	—	—		—		—		—
Common stock	—	1	(f)	3	(i)	6	(j)	10
Additional paid-in capital	163,406	9,999	(f)	29,997	(i)	62,357	(j)	265,759
Treasury stock	(57,128)	—		—		—		(57,128)
Retained deficit	(37,713)	(42,133)	(g)(h)(m)	(1,829)	(i)	—		(81,675)
Total stockholders’ equity	68,565	(32,133)		28,171		62,363		126,966
Total liabilities and stockholders’ equity	$735,946	$(203,312)		$18,171		$—		$550,805

LAZYDAYS HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024
(Amounts in thousands except for share and per share data)

	Historical Results	Sales Agreements Pro Forma Adjustments		PIPE Purchase Agreements Pro Forma Adjustments	Preferred Stock Conversion Pro Forma Adjustments		Pro Forma
Revenues
New vehicle retail	$418,315	$(100,860)	(k)	$—	$—		$317,455
Pre-owned vehicle retail	200,661	(41,419)	(k)	—	—		159,242
Vehicle wholesale	11,318	(1,861)	(k)	—	—		9,457
Finance and insurance	50,703	(11,344)	(k)	—	—		39,359
Service, body and parts, other	41,748	(8,853)	(k)	—	—		32,895
Total revenues	722,745	(164,337)		—	—		558,408
Cost applicable to revenues
New vehicle	388,225	(94,566)	(k)	—	—		293,659
Pre-owned vehicle	168,865	(34,940)	(k)	—	—		133,925
Vehicle wholesale	14,021	(2,758)	(k)	—	—		11,263
Finance and insurance	1,881	(409)	(k)	—	—		1,472
Service, body and parts, other	19,179	(3,945)	(k)	—	—		15,234
LIFO	91	(26)	(k)	—	—		65
Total cost applicable to revenues	592,262	(136,644)		—	—		455,618
Gross profit	130,483	(27,693)		—	—		102,790
Depreciation and amortization	15,587	(662)	(k)	—	—		14,925
Selling, general, and administrative expenses	146,698	(33,417)	(k)	—	—		113,281
Net loss from operations	(31,802)	6,386		—	—		(25,416)
Other income (expense):
Floor plan interest expense	(19,745)	5,485	(k)	—	—		(14,260)
Other interest expense	(15,924)	5,859	(k)(l)	—	—		(10,065)
Change in fair value of warrant liabilities	(799)	—		—	—		(799)
Gain (loss) on sale of property and equipment	1,044	—		—	—		1,044
Total other expense, net	(35,424)	11,344		—	—		(24,080)
(Loss) income before income taxes	(67,226)	17,730		—	—		(49,496)
Income tax benefit (expense)	(16,640)	(3,839)	(m)	—	—		(20,479)
Net (loss) income	$(83,866)	$13,891		$—	$—		$(69,975)
Dividends on Series A Convertible Preferred Stock	(6,174)	—		—	6,174	(j)	—
Net (loss) income and comprehensive (loss) attributable to common stock and participating securities	$(90,040)	$13,891		$—	$6,174		$(69,975)

	Historical Results	Sales Agreements Pro Forma Adjustments		PIPE Purchase Agreements Pro Forma Adjustments		Preferred Stock Conversion Pro Forma Adjustments		Pro Forma
Earnings per Share:
Basic	$(6.24)							$(0.58)
Diluted	$(6.24)							$(0.58)
Weighted average shares outstanding:
Basic	14,418,692	9,708,737	(f)	29,126,212	(i)	66,488,948	(j)	119,742,589
Diluted	14,418,692	9,708,737	(f)	29,126,212	(i)	66,488,948	(j)	119,742,589

LAZYDAYS HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2023
(Amounts in thousands except for share and per share data)

	Historical Results	Sales Agreements Pro Forma Adjustments		PIPE Purchase Agreements Pro Forma Adjustments		Preferred Stock Conversion Pro Forma Adjustments	Pro Forma
Revenues
New vehicle retail	$631,748	$(150,491)	(k)	$—		$—	$481,257
Pre-owned vehicle retail	323,258	(64,468)	(k)	—		—	258,790
Vehicle wholesale	8,006	(1,115)	(k)	—		—	6,891
Finance and insurance	62,139	(13,696)	(k)	—		—	48,443
Service, body and parts, other	57,596	(13,080)	(k)	—		—	44,516
Total revenues	1,082,747	(242,850)		—		—	839,897
Cost applicable to revenues
New vehicle	552,311	(130,930)	(k)	—		—	421,381
Pre-owned vehicle	259,494	(51,138)	(k)	—		—	208,356
Vehicle wholesale	8,178	(1,103)	(k)	—		—	7,075
Finance and insurance	2,547	(602)	(k)	—		—	1,945
Service, body and parts, other	27,723	(6,222)	(k)	—		—	21,501
LIFO	3,752	(859)	(k)	—		—	2,893
Total cost applicable to revenues	854,005	(190,854)		—		—	663,151
Gross profit	228,742	(51,996)		—		—	176,746
Depreciation and amortization	18,512	(738)	(k)	—		—	17,774
Selling, general, and administrative expenses	198,962	(39,331)	(h)(k)	1,829	(i)	—	161,460
Goodwill impairment	117,970	—		—		—	117,970
Net loss from operations	(106,702)	(11,927)		(1,829)		—	(120,458)
Other income (expense):
Floor plan interest expense	(24,820)	6,256	(k)	—		—	(18,564)
Other interest expense	(10,062)	905	(k)(l)	—		—	(9,157)
Change in fair value of warrant liabilities	856	—		—		—	856
Loss on sale of businesses and assets	—	(39,358)	(g)	—		—	(39,358)
Total other expense, net	(34,026)	(32,197)		—		—	(66,223)
(Loss) income before income taxes	(140,728)	(44,124)		(1,829)		—	(186,681)
Income tax benefit (expense)	30,462	9,553	(m)	396	(m)	—	40,411
Net (loss) income	$(110,266)	$(34,571)		$(1,433)		$—	$(146,270)

	Historical Results	Sales Agreements Pro Forma Adjustments		PIPE Purchase Agreements Pro Forma Adjustments		Preferred Stock Conversion Pro Forma Adjustments		Pro Forma
Dividends on Series A Convertible Preferred Stock	(4,800)	—		—		4,800	(j)	—
Net (loss) income and comprehensive (loss) attributable to common stock and participating securities	$(115,066)	$(34,571)		$(1,433)		$4,800		$(146,270)
Earnings per Share:
Basic	$(8.41)							$(1.23)
Diluted	$(8.45)							$(1.23)
Weighted average shares outstanding:
Basic	13,689,001	9,708,737	(f)	29,126,212	(i)	66,488,948	(j)	119,012,898
Diluted	13,689,001	9,708,737	(f)	29,126,212	(i)	66,488,948	(j)	119,012,898

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information
The following adjustments have been reflected in the unaudited pro forma condensed consolidated financial statements:
(a)	The pro forma impact on cash and cash equivalents is as follows (in thousands):

Cash Proceeds from sale of the Businesses and assets	$156,826
Cash Proceeds from sale of APA Shares	10,000
Less: Payment on M&T Floor Plan	(89,026)
Less: Payment on Mortgage Facilities	(15,606)
Less: Payment on construction liens	(2,860)
Less: Payment on term loan with Coliseum Holdings I, LLC	(39,000)
Less: Payment of estimated transaction costs	(2,775)
Net Cash Proceeds	$17,559

(b)	Adjustments reflect the elimination of assets and liabilities of the Businesses.
(c)	Adjustment includes the mandatory payment of construction liens of $2.9 million as a result of the sale of the Businesses and assets.
(d)	Adjustment includes the mandatory repayment of $89.0 million and $15.6 million of M&T Floor Plan debt and Mortgage Facilities debt, respectively, as a result of the sale of the Businesses and assets.
(e)	Adjustment includes the mandatory repayment of $39.0 million on the term loan with Coliseum Holdings I, LLC from proceeds received from the sale of the Businesses and assets.
(f)
Adjustment reflects a $10.0 million nonrefundable deposit in exchange for the Company’s obligation to issue 9,708,737 shares (the “APA Shares”) of its common stock, par value $0.0001 (the “Common Stock”), to the CW Investor upon final closing of the transactions contemplated by the Asset Purchase Agreement.

(g)
Adjustment reflects the estimated loss on disposal. The actual net loss on the disposition will be recorded in the Company’s financial statements at the time of closing and may differ from the current estimate.

(h)
Adjustment reflects the incremental non-recurring transaction costs of $2.8 million expected to be incurred by the Company that have not been recognized in the historical financial statements. These costs consist of financial advisors and legal costs. The adjustment is recorded in the earliest period presented.

(i)
Adjustment reflects gross proceeds of $30.0 million for the sale of 29,126,212 shares of Common Stock pursuant to the PIPE Purchase Agreements, net of the mandatory repayment of $10.0 million on the revolving credit facility and estimated transaction costs. The pro forma impact on cash and cash equivalents is as follows (in thousands):

Cash Proceeds from sale of Common Stock	$30,000
Less: Payment on revolving line of credit	(10,000)
Less: Payment of estimated transaction costs	(1,829)
Net Cash Proceeds	$18,171

(j)
Adjustment reflects the exchange of 600,000 shares of Preferred Stock for 66,488,948 shares of Common Stock (the “Exchange Shares”) in consideration for the termination of the rights associated with the Preferred Stock, dividend rights and the resulting loss of the liquidation preference of the Preferred Stock of approximately $68.5 million, a value of $1.03 per share of Common Stock received in the exchange.

(k)	Adjustments reflect the elimination of revenue, cost of revenue, expenses and taxes which are specific to the operations of the Businesses.
(l)
Adjustment reflects a reduction to interest expense as a result of the mandatory repayment of $39.0 million on the term loan with Coliseum Holdings I, LLC from proceeds received from the sale of the Businesses and assets.

(m)
Reflects the estimated income tax impact of the adjustments at the statutory income tax rate during the periods presented. As the Company has recognized a valuation allowance on deferred tax assets as of September 30, 3024, the income tax benefit that results from the estimated loss on disposal and transaction costs has been similarly adjusted with a valuation allowance.

THE OFFERING
Shares of Common Stock that may be offered and sold from time to time by the Selling Securityholders named herein
90,559,196(1)
Warrants Offered
Warrants to purchase up to 10,194,174 shares of Common Stock with an exercise price of $3.83 per share of Common Stock
Shares of Common Stock Offered Underlying Outstanding Warrants
10,194,174
Outstanding Shares of Common Stock immediately prior to the offering
109,817,776
Use of Proceeds
We are not selling any securities under this prospectus and we will not receive any proceeds from any sale of securities by the Selling Securityholders, although we could receive up to $39,043,686 upon the exercise of all of the Warrants. Any amounts we receive from such exercises will be used for working capital and general corporate purposes. See the section titled “Use of Proceeds” for further information.
Risk Factors
See “Risk Factors” beginning on page 14 of this prospectus and the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024, June 30, 2024 and September 30, 2024, and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to invest in the securities being offered by this prospectus.
Nasdaq Capital Market Symbol for Common Stock
GORV
(1)
Includes an aggregate of 90,559,196 shares of Common Stock, as set forth under the header “Seller Securityholders,” which shares, when issued, may be sold by the Selling Securityholders pursuant to this prospectus, including: (i) 3,474,757 shares of Common Stock issued to Alta Fundamental, 2,363,592 shares of Common Stock issued to Star V and 8,724,757 shares of Common Stock issued to Blackwell, as an advisory client of Alta Fundamental Advisers LLC, in each case pursuant to the Alta PIPE Purchase Agreement, (ii) 10,559,089 shares of Common Stock issued to CCP and 3,507,124 shares of Common Stock issued to Blackwell, as an advisory client of Coliseum Capital Management, LLC, in each case pursuant to the CCM PIPE Purchase Agreement, and (iii) 10,126,017 shares of Common Stock issued to CCP and 3,725,847 shares of Common Stock issued to Blackwell, as an advisory client of Coliseum Capital Management, LLC, in each case pursuant to the applicable Exchange Agreements.

RISK FACTORS
Investing in our securities involves risks. Before making an investment decision, you should carefully consider the specific risks described below, the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024, June 30, 2024 and September 30, 2024, which are incorporated herein by reference, as well as other risk factors described under the caption “Risk Factors” included or incorporated by reference in the prospectus, including our other filings with the SEC, before making an investment decision.
Any of the risks we describe below or in the information incorporated herein by reference could cause our business, financial condition or operating results to suffer. The market price of our Common Stock could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results. Some of the statements in this section of the prospectus are forward-looking statements. For more information, see the sections of this prospectus titled “Incorporation of Information by Reference” and “Special Note Regarding Forward-Looking Statements.”
Risks Related to Our Capital Stock
Future resales of the shares of Common Stock issued to the Selling Securityholders may cause the market price of the Company’s Common Stock to decline.
To the extent that the Selling Securityholders sell shares of our Common Stock pursuant to this prospectus, the market price of the shares of our Common Stock may decrease due to the additional selling pressure in the market.
Furthermore, the Selling Securityholders may sell shares of Common Stock pursuant to Rule 144 under the Securities Act, if available, rather than under a registration statement. In these cases, the resales must meet the criteria and conform to the requirements of that rule.
Subject to the effectiveness of this resale registration statement or upon satisfaction of the requirements of Rule 144 under the Securities Act, the Selling Securityholders may sell large amounts of Common Stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the Company’s stock price or putting significant downward pressure on the price of the Company’s Common Stock.

USE OF PROCEEDS
We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of securities by the Selling Securityholders, although we could receive up to $39,043,686 upon the exercise of all of the Warrants. Any amounts we receive from such exercises will be used for working capital and general corporate purposes. The holders of the Warrants are not currently obligated to exercise the Warrants and we cannot assure you that the holders of the Warrants will choose to exercise all or any of the Warrants.

SELLING SECURITYHOLDERS
The Selling Securityholders may from time to time offer and sell any or all of our securities set forth below pursuant to this prospectus. When we refer to “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interests in our securities other than through a public sale.
The following table sets forth, as of the date of this prospectus:
•	the name of the Selling Securityholders for whom we are registering shares and warrants for resale to the public;
•	the number of shares of Common Stock and Warrants that the Selling Securityholders beneficially owned prior to the offering for resale of the securities under this prospectus;
•	the number of shares of Common Stock that may be offered for resale for the account of the Selling Securityholders pursuant to this prospectus; and
•
the number and percentage of shares to be beneficially owned by the Selling Securityholders after the offering of the resale securities (assuming all of the offered shares are sold by the Selling Securityholders).

This table is prepared solely based on information supplied to us by the listed Selling Securityholders, the transfer agent, any Schedules 13D or 13G and other public documents filed with the SEC, and assumes the sale of all of the shares of Common Stock offered hereby.

	Common Stock Owned Prior to the Offering					Common Stock Owned After the Offering
Selling Securityholder	Shares Owned	Percentage of Shares Owned(1)	Common Stock Being Offered	Warrants Being Offered	Common Stock Underlying Warrants Being Offered	Shares Owned	Percentage of Shares Owned(1)
Alta Fundamental Advisers Master LP(2)	3,474,757(2)	3.2%	3,474,757	—	—	—	—
Star V Partners LLC(2)	2,363,592(2)	2.2%	2,363,592	—	—	—	—
Blackwell Partners LLC - Series A(2)	8,724,757(2)	7.9%	8,724,757	—	—	—	—
Coliseum Capital Partners, L.P.(3)	65,299,999(3)	44.0%	56,781,419	8,155,339	8,155,339	363,241	0.2%
Blackwell Partners LLC - Series A(4)	21,387,159(4)	17.4%	19,214,671	2,038,835	2,038,835	133,653	0.1%

(1)
For purposes of this column, the number of shares of the class outstanding reflects the sum of: (i) the 109,817,776 shares of Common Stock that were outstanding as of December 31, 2024 and (ii) the number of shares of Common Stock, if any, which the relevant person could acquire on exercise of options, warrants or pre-funded warrants within 60 days of December 31, 2024. See the footnotes for further detail.

(2)	Alta Fundamental Advisers LLC is the investment manager of this Selling Securityholder with respect to the shares beneficially owned by this Selling Securityholder.
Based on information available to the Company, the business address of this Selling Securityholder is 1500 Broadway, Suite 704, New York, NY 10036.
(3)
This Selling Securityholder is an investment limited partnership of which Coliseum Capital Management, LLC (“CCM”) is the investment adviser and of which Coliseum Capital, LLC (“CC”) is the general partner. Christopher Shackelton (“Shackelton”), and Adam Gray (“Gray”) are managers of CCM and CC. Shackelton and Gray share voting and dispositive control over the securities held by this Selling Securityholder. Based on Amendment No. 22 to Schedule 13D filed on November 19, 2024 by reporting persons CCM, CCP, Coliseum Capital, LLC (“CC”), Shackelton and Gray, and other information available to the Company, the number of shares beneficially owned by this Selling Securityholder prior to the offering includes: (i) 26,766,609 shares of Common Stock; (ii) 30,378,051 shares of Common Stock issued on December 27, 2024 pursuant to the applicable Exchange Agreement following the Company’s filing of an amendment to the Company’s certificate of incorporation to increase the total number of shares of Common Stock the Company is authorized to issue from 100,000,000 to 500,000,000 (the “Charter Amendment”); and (iii) 8,155,339 shares of Common Stock issuable upon the exercise of the Warrants.

Based on Amendment No. 22 to the Schedule 13D filed November 19, 2024, the business address of this Selling Securityholder is 105 Rowayton Avenue, Rowayton, CT 06853.
(4)
This Selling Securityholder is a separate account investment advisory client of CCM. Shackelton and Adam Gray are managers of CCM. Shackelton and Gray share voting and dispositive control over the securities held by this Selling Securityholder. Based on Amendment No. 22 to Schedule 13D filed on November 19, 2024 by reporting persons CCM, CCP, CC, Shackelton and Gray, and other information available to the Company, the number of shares beneficially owned by this Selling Securityholder prior to the offering includes: (i) 8,170,784 shares of Common Stock; (ii) 11,177,540 shares of Common Stock issued on December 27, 2024 pursuant to the applicable Exchange Agreement following the Company’s filing of the Charter Amendment; and (iii) 2,038,835 shares of Common Stock issuable upon the exercise of the Warrants.

Based on Amendment No. 22 to the Schedule 13D filed November 19, 2024, the business address of this Selling Securityholder is 105 Rowayton Avenue, Rowayton, CT 06853.
(5)
Each of the Selling Securityholders that is a broker-dealer or an affiliate of a broker-dealer has represented to us that it purchased the securities offered by this prospectus in the ordinary course of business and, at the time of purchase of those securities, did not have any agreements, understandings or other plans, directly or indirectly, with any person to distribute those shares.

MARKET PRICE AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Market Information
Our Common Stock is listed on the Nasdaq Capital Market tier of Nasdaq under the ticker symbol “GORV.” The shares of Common Stock issuable upon exercise of the Warrants will be listed on the Nasdaq Capital Market tier of Nasdaq. The Warrants are not currently listed or quoted on any exchange or marketplace and we do not intend to apply for listing or quotation of the Warrants on any exchange or marketplace in the future.
Holders of Record
As of December 31, 2024, we had 65 holders of record of our Common Stock and three holders of record of our warrants. The actual number of beneficial owners is greater than this number of record holders and includes beneficial owners whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include beneficial owners whose Common Stock may be held in trust or by other entities.
Dividends
We have not paid any cash dividends on our Common Stock and do not plan to pay any cash dividends on our Common Stock in the foreseeable future. Our board of directors will determine our future dividend policy on the basis of many factors, including results of operations, capital requirements, and general business conditions, subject to any restrictions under our credit facility.

PLAN OF DISTRIBUTION
Each Selling Securityholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for such securities or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. A Selling Securityholder may use any one or more of the following methods when selling securities:
•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;
•	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker dealer as principal and resale by the broker dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker dealers that agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•
through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	directly to purchasers, including through a specific bidding, auction or other process;
•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.
In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
The Selling Securityholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.
Broker dealers engaged by the Selling Securityholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
In connection with the sale of the securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Securityholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.
The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities, including underwriting discounts or selling commissions, placement agent or broker fees or similar discounts, commissions or fees that may be incurred by certain Selling Securityholders relating to the sale of the securities. The Company has agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, the Exchange Act, or state securities laws.
The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Securityholders or any other person. We will make copies of this prospectus available to the Selling Securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES TO BE REGISTERED
As of the date of this prospectus, we had one class of securities registered under Section 12 of the Exchange Act, our Common Stock.
The following is a description of the material terms of our Common Stock and preferred stock as set forth in our Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”), and our Amended and Restated Bylaws (the “Bylaws”), or as otherwise provided under the General Corporation Law of the State of Delaware (the “DGCL”), which collectively govern the rights, powers and preference of our Common Stock and preferred stock. This description is only a summary. You should read it together with the Certificate of Incorporation and Bylaws, which are included as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and to the Company’s Current Report on Form 8-K filed on December 30, 2024 and incorporated by reference herein, as well as the DGCL.
General
Our Certificate of Incorporation authorizes the issuance of 500,000,000 shares of Common Stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. As of December 31, 2024, we had 109,817,776 shares of Common Stock outstanding.
Common Stock
The holders of our Common Stock, as such, are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of our outstanding shares voted for the election of directors can elect all of the directors standing for election at each annual meeting of stockholders.
Holders of our Common Stock do not have any conversion, preemptive or other subscription rights (excluding, for the avoidance of doubt, the Rights issued as a distribution to the Holders) and there are no sinking fund or redemption provisions applicable to our Common Stock.
We have not paid any cash dividends on our Common Stock and do not plan to pay any cash dividends on our Common Stock in the foreseeable future. Our Board will determine our future dividend policy on the basis of many factors, including results of operations, capital requirements, and general business conditions, subject to any restrictions under our credit facility.
Our Board currently consists of seven (7) directors who are divided into three classes. Directors in each class serve a three-year term. The terms of each class expire at successive annual meetings so that the stockholders elect one class of directors at each annual meeting. The current classification of our Board is: (i) Class A – has two (2) directors with a term expiring at the 2025 annual meeting of stockholders; (ii) Class B – has three (3) directors with a term expiring at the 2026 annual meeting of stockholders; and (iii) Class C – has two (2) directors with a term expiring at the 2027 annual meeting of stockholders.
Preferred Stock
We currently do not have any preferred stock outstanding, but our Certificate of Incorporation authorizes the issuance of 5,000,000 shares of blank check preferred stock with such designations, rights and preferences as may be determined from time to time by our Board. Any designated series of preferred stock shall have such powers, designations, preferences and relative, participation or optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be expressed in the resolution adopted by the Board. Prior to the issuance of shares of each newly designated series of preferred stock, the Board is required by the DGCL and our Certificate of Incorporation to adopt resolutions and file a certificate of designations with the Secretary of State of the State of Delaware. The certificate of designations fixes for each class or series the designations, powers, preferences, rights, and qualifications, limitations and restrictions thereof, including, but not limited to, some or all of the following: (i) voting powers, if any, whether full or limited; (ii) whether such shares are subject to redemption at such time or times and at such price or prices as our Board may establish; (iii) rights to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series as our Board may establish; (iv) liquidation rights or preferences upon the dissolution of us, or upon any distribution of our assets, as our Board may establish; or (v) rights providing that such shares shall be convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of ours at such price or prices or at such rates of exchange and with such adjustments as our Board may establish.
Provisions of Delaware Law, the Certificate of Incorporation and Bylaws
Provisions of the DGCL, the Certificate of Incorporation, the Bylaws and other relevant documents described below could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Delaware Anti-Takeover Statute. We have not opted out of, and therefore are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or is an affiliate or associate of the corporation and within three years prior to the determination of interested stockholder status did own) 15 percent or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock.
Limitation of Liability and Indemnification of Officers and Directors. The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. The Certificate of Incorporation includes provisions exculpating our directors from such liability to the fullest extent permitted by the DGCL. The Certificate of Incorporation and Bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, our directors or officers for actions taken as a director or officer of the Company, or for serving at our request as a director or officer or in another position at another corporation or enterprise, as the case may be. The Bylaws also provide that we must indemnify and advance expenses to our directors and officers, subject to, in the case of advancement, our receipt of an undertaking from the indemnitee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company and such terms and conditions as are deemed appropriate by the Board. We are also expressly authorized to carry directors’ and officers’ insurance to protect the Company and our directors, officers, employees and agents from certain liabilities.
The limitation of liability and indemnification provisions in the Certificate of Incorporation and the Bylaws may discourage stockholders from bringing a lawsuit directly or derivatively against directors or officers for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative or direct litigation against directors and officers, even though such an action, if successful, might otherwise benefit us or our stockholders. We may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions or other amounts we are obligated to advance or indemnify in these or any other actions, suits, proceedings or investigations.
Authorized but Unissued Shares of Common Stock. Our authorized but unissued shares of Common Stock will be available for future issuance without approval by the holders of Common Stock, except as may be required under the listing rules of any stock exchange on which our Common Stock is then listed. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, employee benefit plans and as consideration for or to finance future acquisitions, investments or other purposes. The existence of authorized but unissued shares of Common Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Undesignated Preferred Stock. Our Certificate of Incorporation and Bylaws authorize 5,000,000 shares of undesignated preferred stock. As a result, our Board may, without the approval of holders of Common Stock, issue shares of preferred stock with super voting, special approval, dividend or other rights, powers or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of the Company.
Classified Board. As discussed above, our Board currently consists of seven (7) directors who are divided into three classes. Pursuant to the Certificate of Incorporation, directors in each class serve a three-year term. The terms of each class expire at successive annual meetings so that the stockholders elect one class of directors at each annual meeting. The classified board provisions in the Certificate of Incorporation could make it more difficult to acquire us by means of a proxy contest or to remove incumbent directors (who may only be removed for cause).
Exclusive Forum. Unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for any stockholder or any beneficial owner to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware, or if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Section 27 of the Exchange Act provides for exclusive federal jurisdiction over suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and as such the exclusive jurisdiction clauses set forth above would not apply to such suits. Furthermore, Section 22 of the Securities Act provides for concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, and as such the exclusive jurisdiction clauses set forth above would not apply to such suits.
Warrants
The description that follows is a summary of the Warrants covered by this registration statement and is qualified in its entirety by reference to the provisions of the Warrants, copies of which were filed as Exhibits 10.4 and 10.5, respectively, to our Current Report on Form 8-K filed on May 17, 2024, and each of which is incorporated herein in its entirety by reference.
On May 15, 2024, the Company issued the Warrants to purchase in the aggregate up to 2,000,000 shares of Common Stock to Coliseum Capital Partners, L.P. and Blackwell Partners LLC - Series A (each, a “Holder”), each an advisory client of Coliseum Capital Management, LLC. On November 15, 2024, pursuant to the terms of the Warrants, because the Company issued and sold shares of Common Stock pursuant to the PIPE Purchase Agreements at a price less than the prior $5.25 price per share at which shares of Common Stock may have been purchased upon exercise of the Warrants (the “Warrant Price”), the Warrant Price was adjusted to $3.83, which represents the Warrant Floor Price under the Warrants. After this adjustment to the Warrant Price, the Warrants may be exercised to purchase up to an aggregate of 10,194,174 shares of Common Stock (the “Warrant Shares”). As of December 31, 2024, Warrants to purchase up to 10,194,174 shares of Common Stock are outstanding. Each Warrant may be exercised to purchase Common Stock for $3.83 per share at any time on or after May 15, 2024 and until 5:00 p.m. (New York City time) on May 15, 2034.
The Warrant Price and/or number of Warrant Shares issuable are subject to adjustment from time to time upon the occurrence of certain dilutive events, including: (a) stock dividends and splits; (b) certain rights offerings; (c) certain dividends or distributions; (d) certain consolidations, combinations, reverse stock splits or reclassifications of the Common Stock; (e) certain issuances of Common Stock, including rights, warrants or options to subscribe for Common Stock or securities convertible into Common Stock; and (f) a change in price or rate of conversion of certain rights, warrants or options to subscribe for Common Stock.
In the event of a Fundamental Transaction (as defined in the Warrants), the Holders have a right to receive alternate consideration (including cash) for shares of Common Stock underlying the Warrant. Also, in the event of a Fundamental Transaction (and certain other events as described in the Warrant), the Warrant Price will be reduced in accordance with the terms of the Warrant and, if requested by a Holder, the Company will purchase all or a portion of the Warrant as requested by the Holder.
The Warrants do not entitle the Holders to any rights of a stockholder of the Company, including, without limitation, the right to receive dividends or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect to meetings of stockholders.

In connection with the issuance of the Warrants, on May 15, 2024, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Holders granting the Holders various registration rights and requiring that the Company prepare and file a registration statement in compliance with the requirements of the Securities Act to register the Warrants or Warrant Shares and all other Common Stock or other equity securities of the Company held by the Holders. The Registration Rights Agreement also entitles the Holders to piggyback on the registration of Company securities by the Company and other Company securityholders.
Listing
Our shares of Common Stock are listed on the Nasdaq Capital Market under the symbol “GORV.” We cannot assure you that our Common Stock will continue to be listed on the Nasdaq Capital Market as we might not meet certain continued listing standards in the future.
Transfer Agent
The transfer agent for our shares of Common Stock is Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004.

LEGAL MATTERS
The validity of the securities offered through this prospectus has been passed upon for us by Stoel Rives LLP, Portland, Oregon.
EXPERTS
The consolidated financial statements of Lazydays Holdings, Inc. as of December 31, 2023 and 2022 and for each of the years in the two-year period ended December 31, 2023 and the effectiveness of internal control over financial reporting as of December 31, 2023 incorporated in this preliminary prospectus by reference from the Lazydays Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2023, as amended by Amendment No. 1 on Form 10-K/A, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon, incorporated herein by reference, and have been incorporated in this preliminary prospectus and Registration Statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.
The report of RSM US LLP dated March 12, 2024, on the effectiveness of internal control over financial reporting as of December 31, 2023, expressed an opinion that Lazydays Holdings, Inc. had not maintained effective internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

INCORPORATION OF INFORMATION BY REFERENCE
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings are available to the public at the SEC’s website at www.sec.gov.
The SEC allows us to “incorporate by reference” information into this prospectus and the registration statement of which this prospectus is a part, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):
•	our Annual Report on Form 10-K, filed with the SEC on March 12, 2024, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on May 15, 2024;
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our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, filed with the SEC on May 15, 2024, June 30, 2024, filed with the SEC on August 15, 2024, and September 30, 2024, filed with the SEC on November 18, 2024;

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our Current Reports on Form 8-K and any amendments on Form 8-K/A, filed with the SEC on January 2, 2024, May 17, 2024, June 10, 2024 (Item 5.02 only), June 14, 2024, September 16, 2024 (Items 1.01 and 5.02 only), September 17, 2024 (Item 5.02 only), September 19, 2024, September 30, 2024, November 18, 2024, November 19, 2024, December 30, 2024 and January 3, 2025; and

•	the description of our Common Stock contained in Exhibit 4.7 to our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 12, 2024.
All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.
If requested, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents.
To obtain a copy of these filings at no cost, you may write or telephone us at the following address:
Lazydays Holdings, Inc.
4042 Park Oaks Boulevard, Suite 350
Tampa, Florida 33610
Telephone: (813) 246-4999

90,559,196 shares of Common Stock
Warrants to Purchase up to 10,194,174 shares of Common Stock
10,194,174 shares of Common Stock Issuable upon Exercise of the Warrants
Lazydays Holdings, Inc.
Prospectus
  , 2025

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.	Other Expenses of Issuance and Distribution
The following table sets forth all expenses to be paid by the Company, other than underwriting discounts and commissions, in connection with the offering of securities described in this registration statement. All amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$18,733.03
Legal fees and expenses	*
Accounting fees and expenses	$55,000.00
Miscellaneous fees and expenses	$9,405.00
Total	$83,138.03

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be determined at this time.
Item 14.	Indemnification of Directors and Officers
Section 145(a) of the Delaware General Corporation Law, as amended from time to time (the “DGCL”), which the Company is subject to, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or “officer” (within the meaning of Section 145(c) of the DGCL) of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
Any indemnification under subsections (a) and (b) of Section 145 of the DGCL (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination: (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (4) by the stockholders. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
Section 145 of the DGCL and the Bylaws empower the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under Section 145.
According to the Certificate of Incorporation and the Bylaws, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of Article 8 of the Certificate of Incorporations by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company with respect to events occurring prior to the time of such repeal or modification.
The Certificate of Incorporation also provides that the Company, to the full extent permitted by Section 145 of the DGCL, shall indemnify all persons whom it may indemnify pursuant thereto. The Certificate of Incorporation and Bylaws provide that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding for which such officer or director may be entitled to indemnification under the Certificate of Incorporation shall be paid by the Company in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized thereby.
According to the Bylaws, the indemnification and advancement of expenses provided by, or granted pursuant to the Bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
Item 15.	Recent Sales of Unregistered Securities
Since January 1, 2021, we have made the following sales of unregistered securities:
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On February 16, 2021, an institutional investor exercised a warrant issued in the 2018 PIPE transaction with respect to 11,429 shares of our Common Stock, resulting in the issuance of 11,429 shares of our Common Stock.

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On May 6, 2021, an institutional investor exercised a warrant issued in the 2018 PIPE transaction with respect to 92,000 shares of our Common Stock pursuant to the cashless exercise provisions of the warrant, resulting in the issuance of 47,866 shares of our Common Stock.

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On November 11, 2021, an institutional investor exercised a warrant issued in the 2018 PIPE transaction with respect to 85,714 shares of our common stock pursuant to the cashless exercise provisions of the warrant, resulting in the issuance of 39,108 shares of our common stock.

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On January 5, 2022, an institutional investor exercised a warrant issued in the 2018 PIPE transaction with respect to 57,143 shares of our Common Stock pursuant to the cashless exercise provisions of the warrant, resulting in the issuance of 24,276 shares of our Common Stock.

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On December 6, 2022, an institutional investor exercised a warrant issued in the 2018 PIPE transaction with respect to 133,653 shares of our Common Stock, resulting in the issuance of 133,653 shares of our Common Stock.

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On December 6, 2022, an institutional investor exercised a warrant issued in the 2018 PIPE transaction with respect to 363,241 shares of our Common Stock resulting in the issuance of 363,241 shares of our Common Stock.

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On February 27, 2023, an institutional investor exercised a warrant issued in the 2018 PIPE transaction with respect to 7,500 shares of our Common Stock pursuant to the cashless exercise provisions of the warrant, resulting in the issuance of 215 shares of our Common Stock.

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On March 14, 2023, an institutional investor exercised a warrant issued in the 2018 PIPE transaction with respect to 670,807 shares of our Common Stock, resulting in the issuance of 670,807 shares of our Common Stock.

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On November 15, 2024, the Company entered into Preferred Stock Exchange Agreements (the “Exchange Agreements”) with the holders (the “Holders”) of the Company’s outstanding Series A Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”). Pursuant to the Exchange Agreements, the Holders agreed to exchange 600,000 shares of Preferred Stock for 66,488,948 shares of Common Stock. On November 15, 2024, 150,000 shares of Preferred Stock were exchanged for 16,622,238 shares of our Common Stock. On December 27, 2024, the balance of the Preferred Stock (approximately 450,000 shares of Preferred Stock) was exchanged and the balance of the Exchange Shares (49,866,710 shares of Common Stock) was issued to the Holders.

The above issuances were exempt from registration under the Securities Act pursuant to Section 3(a)(9) of such act, as exchanges of Company securities by existing security holders where no commission or remuneration was paid or given directly or indirectly for soliciting the exchanges.
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On March 17, 2021, two institutional investors of the Company exercised warrants issued in the 2018 PIPE transaction with respect to an aggregate of 1,005,308 shares of Common Stock for cash, resulting in the issuance of 1,005,308 shares of Common Stock and gross proceeds to the Company of approximately $11.3 million, pursuant to agreements executed with the Company on such date. Such issuances were exempt from registration under the Securities Act pursuant to Section 4(a)(2) of such act, and Rule 506(b) thereunder, as issuances made in a private placement to accredited investors.

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On May 15, 2024, LD Real Estate, LLC, Lazydays RV of Ohio, LLC, Airstream of Knoxville at Lazydays RV, LLC, Lone Star Acquisition LLC and Lazydays Land of Phoenix, LLC (collectively, the “Loan Agreement Borrowers”), each a wholly owned subsidiary of the Company, the Company and certain subsidiaries of the Company entered into a First Amendment to Loan Agreement (the “Loan Agreement Amendment”) with Coliseum Holdings I, LLC as lender (the “Mortgage Lender”), amending that certain Loan Agreement, dated as of December 29, 2023, by and between the Loan Agreement Borrowers and Mortgage Lender. As partial consideration for the Loan Agreement Amendment, on May 15, 2024, the Company issued warrants to purchase in the aggregate up to 2,000,000 shares of Common Stock to Coliseum Capital Partners, L.P. and Blackwell Partners LLC – Series A, each an advisory client of Coliseum Capital Management, LLC, an affiliate of the Mortgage Lender. Each warrant may be exercised to purchase Common Stock for $5.25 per share at any time on or after May 15, 2024 and until 5:00 p.m. (New York City time) on May 15, 2034. The warrants are not registered under the Securities Act and were offered pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) thereof as they were issued to two accredited investors and not issued through any general solicitation or advertisement.

•
On November 15, 2024, the Company entered into the following Securities Purchase Agreements: (i) a Securities Purchase Agreement (the “Alta PIPE Purchase Agreement”) with Alta Fundamental Advisers Master LP (“Alta Fundamental”), Star V Partners LLC (“Star V”) and Blackwell Partners LLC – Series A (“Blackwell” together with Alta Fundamental and Star V, the “Alta PIPE Purchasers”), each an advisory client of Alta Fundamental Advisers LLC, for the sale and issuance of 3,474,757 shares of Common Stock to Alta Fundamental at a price per share of $1.03, 2,363,592 shares of Common Stock to Star V at a price per share of $1.03, and 8,724,757 shares of Common Stock to Blackwell at a price per share of $1.03 and (ii) a Securities Purchase Agreement (the “CCM PIPE Purchase Agreement” and together with the Alta PIPE Purchase Agreement, the “PIPE Purchase Agreements”) with Coliseum Capital Partners, L.P. (“CCP”) and Blackwell (Blackwell together with CCP, the “CCM PIPE Purchasers” and together with the Alta PIPE Purchasers, the “PIPE Investors”), each an advisory client of Coliseum Capital Management, LLC, for the sale and issuance of 10,922,330 shares of Common Stock to CCP and 3,640,776 shares of Common Stock to Blackwell, in each case, at a price per share of $1.03 (the shares to be issued under the PIPE Purchase Agreements, the “PIPE Shares”). The closing of the issuance of the PIPE Shares occurred on November 15, 2024. The PIPE Shares were offered and sold in reliance upon an exemption from registration provided under Section 4(a)(2) of the Securities Act.

•
Also on November 15, 2024, CWGS Ventures, LLC (the “CW Investor”), provided the Company a $10 million nonrefundable deposit in exchange for the Company’s obligation to issue 9,708,737 shares of Common Stock (the “APA Shares”) to the CW Investor upon final closing of the transactions contemplated by the Asset Purchase Agreement, dated as of November 15, 2024, by and among the Company, Camping World Holdings, Inc. and certain of their respective subsidiaries. The APA Shares were offered and sold in reliance upon an exemption from registration provided under Section 4(a)(2) of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules
(a)	Exhibits
The exhibits listed below are filed as part of this registration statement.

Exhibit Number	Description
2.1
Asset Purchase Agreement, dated as of November 15, 2024, by and among Foley RV Centers, LLC, Camping World RV Sales, LLC, Olinger RV Centers, LLC, Arizona RV Centers and Shipp’s RV Centers, LLC, as Buyers, Lazydays RV of Surprise, LLC, Lazydays RV of Wisconsin, LLC, LDRV of Nashville, LLC, Lazydays RV of Elkhart, LLC, Lazydays RV of Iowa, LLC and Lazydays RV of Oregon, LLC, as Sellers, Lazydays Holdings, Inc., as Seller Guarantor, Camping World Holdings, Inc., as Buyer Guarantor, and CWGS Ventures, LLC (filed as Exhibit 2.1 to the Current Report on Form 8-K filed on November 18, 2024 and incorporated herein by reference).

2.2
Real Estate Purchase Agreement, dated as of November 15, 2024, by and among LD Real Estate, LLC, Lazydays Land of Phoenix, LLC and FRHP Lincolnshire, LLC (filed as Exhibit 2.2 to the Current Report on Form 8-K filed on November 18, 2024 and incorporated herein by reference).

3.1
Amended and Restated Certificate of Incorporation of Lazydays Holdings, Inc., including the Certificate of Designations of Series A Convertible Preferred Stock (filed as Exhibit 3.1 to the Current Report on Form 8-K filed on June 3, 2022 and incorporated herein by reference).

3.2
Certificate of Amendment of Certificate of Incorporation of Lazydays Holdings, Inc., dated December 26, 2024 (filed as Exhibit 3.1 to the Current Report on Form 8-K filed on December 30, 2024 and incorporated herein by reference).

3.3
Certificate of Elimination of Series A Preferred Stock of Lazydays Holdings, Inc., dated December 30, 2024 (filed as Exhibit 3.2 to the Current Report on Form 8-K filed on December 30, 2024 and incorporated herein by reference)

Exhibit Number	Description
3.4
Amended and Restated Bylaws of Lazydays Holdings, Inc., effective January 25, 2023 (filed as Exhibit 3.1 to the Current Report on Form 8-K filed on January 27, 2023 and incorporated herein by reference).

4.1	Description of Registrant’s Securities (filed as Exhibit 4.7 to the Annual Report on Form 10-K for the year ended December 31, 2023 and incorporated herein by reference).

4.2	Specimen Common Stock Certificate of Lazydays Holdings, Inc. (filed as Exhibit 4.5 to the Registration Statement on Form S-4 (SEC File No. 333-221723) and incorporated herein by reference).

5.1*	Opinion of Stoel Rives LLP.

10.1+
Lazydays Holdings, Inc. Amended and Restated 2018 Long Term Incentive Plan (filed as Exhibit 10.21 to the Annual Report on Form 10-K for the year ended December 31, 2022 and incorporated herein by reference).

10.2+
Amended and Restated Employment Agreement, dated September 6, 2022, by and between the Company and John North (filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 and incorporated herein by reference).

10.3+
Employment Separation Agreement, dated September 13, 2024, between the Company and John North (filed as Exhibit 10.1 to the Current Report on Form 8-K filed on September 16, 2024 and incorporated herein by reference).

10.4+
Employment Agreement, dated September 14, 2024, between the Company and Ronald Fleming (filed as Exhibit 10.2 to the Current Report on Form 8-K filed on September 16, 2024 and incorporated herein by reference).

10.5+	Employment Agreement, by and between the Company and Kelly Porter, dated October 3, 2022. (filed as Exhibit 10.6 to form 10-K filed March 1, 2023 and incorporated herein by reference).

10.6+
Transitional Work and Employment Separation Agreement, dated September 19, 2024, between the Company and Kelly Porter (filed as Exhibit 10.1 to the Current Report on Form 8-K filed on September 19, 2024 and incorporated herein by reference).

10.7
Lease Agreement by and between Cars MTI-4 L.P., as Landlord, and LDRV Holdings Corp., as Tenant (filed as Exhibit 10.14 to the Registration Statement on Form S-4 (SEC File No. 333-221723) and incorporated herein by reference).

10.8
Lease Agreement between Chambers 3640, LLC, as Landlord, and Lazydays Mile HI RV, LLC, as Tenant (filed as Exhibit 10.15 to the Registration Statement on Form S-4 (SEC File No. 333-221723) and incorporated herein by reference).

10.9
Lease Agreement between 6701 Marketplace Drive, LLC, as Landlord, and Lazydays RV America, LLC, as Tenant (filed as Exhibit 10.16 to the Registration Statement on Form S-4 (SEC File No. 333-221723) and incorporated herein by reference).

10.10
Lease Agreement between DS Real Estate, LLC, as Landlord, and Lazydays RV Discount, LLC, as Tenant (filed as Exhibit 10.17 to the Registration Statement on Form S-4 (SEC File No. 333-221723) and incorporated herein by reference).

Exhibit Number	Description
10.11	Form of Securities Purchase Agreement (Preferred) (filed as Exhibit 10.13.1 to the Registration Statement on Form S-4 (SEC File No. 333-221723) and incorporated herein by reference).

10.12	Form of Securities Purchase Agreement (Unit) (filed as Exhibit 10.13.2 to the Registration Statement on Form S-4 (SEC File No. 333-221723) and incorporated herein by reference).

10.13
Second Amended and Restated Credit Agreement dated February 21, 2023 with Manufacturers and Traders Trust Company (“M&T”), as Administrative Agent, Swingline Lender, Issuing Bank and a Lender, and other financial institutions as Lender parties. (filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 and incorporated herein by reference).

10.14
First Amendment to Second Amended and Restated Credit Agreement and Consent, dated February 21, 2023, by and among LDRV Holdings Corp., Manufacturers and Traders Trust Company and the other loan parties and lenders party thereto (filed as Exhibit 10.16 to the Annual Report on Form 10-K filed on March 12, 2024 and incorporated herein by reference).

10.15
Second Amendment to Second Amended and Restated Credit Agreement and Consent, dated May 14, 2024, by and among LDRV Holdings Corp., the other loan parties party thereto, each of the lenders and Manufacturers and Traders Trust Company (filed as Exhibit 10.1 to the Current Report on Form 8-K filed on May 17, 2024 and incorporated herein by reference).

10.16
Limited Waiver with Respect to Credit Agreement, dated July 15, 2024, by and among LDRV Holdings Corp., Manufacturers and Traders Trust Company, and the other parties named therein (filed as Exhibit 10.4 to the Quarterly Report on Form 10-Q filed on November 18, 2024 and incorporated herein by reference).

10.17
Limited Waiver with Respect to Credit Agreement, dated July 30, 2024, by and among LDRV Holdings Corp., Manufacturers and Traders Trust Company, and the other parties named therein (filed as Exhibit 10.5 to the Quarterly Report on Form 10-Q filed on November 18, 2024 and incorporated herein by reference).

10.18
First Amendment to Limited Waiver, dated August 30, 2024, by and among LDRV Holdings Corp., Manufacturers and Traders Trust Company, and the other parties named therein (filed as Exhibit 10.6 to the Quarterly Report on Form 10-Q filed on November 18, 2024 and incorporated herein by reference).

10.19
Second Amendment to Limited Waiver, dated September 27, 2024, by and among LDRV Holdings Corp., Manufacturers and Traders Trust Company, and the other parties named therein (filed as Exhibit 10.7 to the Quarterly Report on Form 10-Q filed on November 18, 2024 and incorporated herein by reference).

10.20
Limited Waiver of Defaults, dated September 27, 2024, by and among Coliseum Holdings I, LLC, LD Real Estate, LLC, Lazydays RV of Ohio, LLC, Airstream of Knoxville at Lazydays RV, LLC, Lone Star Acquisition LLC and Lazydays Land of Phoenix, LLC (filed as Exhibit 10.8 to the Quarterly Report on Form 10-Q filed on November 18, 2024 and incorporated herein by reference).

10.21
Waiver of Defaults and Consent, dated November 15, 2024, by and among Coliseum Holdings I, LLC, LD Real Estate, LLC, Lazydays RV of Ohio, LLC, Airstream of Knoxville at Lazydays RV, LLC, Lone Star Acquisition LLC and Lazydays Land of Phoenix, LLC (filed as Exhibit 10.9 to the Quarterly Report on Form 10-Q filed on November 18, 2024 and incorporated herein by reference).

Exhibit Number	Description
10.22
Waiver and Third Amendment to Second Amended and Restated Credit Agreement and Consent, dated November 15, 2024, by and among LDRV Holdings Corp., the other loan parties party thereto, each of the lenders and Manufacturers and Traders Trust Company (filed as Exhibit 10.5 to the Current Report on Form 8-K filed on November 18, 2024 and incorporated herein by reference).

10.23
Form of Registration Rights Agreement between Lazydays Holdings, Inc. and the PIPE investors (filed as Exhibit 10.13 to the Registration Statement on Form S-1 (SEC File No. 333-224063) filed on March 30, 2018 and incorporated herein by reference).

10.24
Form of Registration Rights Agreement between Lazydays Holdings, Inc. and the PIPE investors (filed as Exhibit 10.14 to the Registration Statement on Form S-1 (SEC File No. 333-224063) filed on March 30, 2018 and incorporated herein by reference).

10.25	Lazydays Holdings, Inc. 2019 Employee Stock Purchase Plan (filed as Exhibit 10.1 to the Form 8-K filed on May 23, 2019 and incorporated herein by reference).

10.26
Loan Agreement, dated December 29, 2023, between LD Real Estate, LLC, Lazydays RV of Ohio, LLC, Airstream of Knoxville at Lazydays RV, LLC, Lone Star Acquisition LLC, Lazydays Land of Phoenix, LLC and Lazydays Land of Chicagoland, LLC, as Borrower and Coliseum Holdings I, LLC, as Lender (filed as Exhibit 10.1 to the Current Report on Form 8-K filed on January 2, 2024 and incorporated herein by reference).

10.27
First Amendment to Loan Agreement, dated as of May 15, 2024, by and among LD Real Estate, LLC, Lazydays RV of Ohio, LLC, Airstream of Knoxville at Lazydays RV, LLC, Lone Star Acquisition LLC, Lazydays Land of Phoenix, LLC, the guarantors party thereto and Coliseum Holdings I, LLC (filed as Exhibit 10.2 to the Quarterly Report on Form 10-Q filed on May 15, 2024 and incorporated herein by reference).

10.28
Registration Rights Agreement, dated May 15, 2024, between Lazydays Holdings, Inc. and the investors named therein (filed as Exhibit 10.3 to the Quarterly Report on Form 10-Q filed on May 15, 2024 and incorporated herein by reference).

10.29	Common Stock Purchase Warrant (Coliseum Capital Partners, L.P.) (filed as Exhibit 10.4 to the Quarterly Report on Form 10-Q filed on May 15, 2024 and incorporated herein by reference).

10.30	Common Stock Purchase Warrant (Blackwell Partners, LLC - Series A) (filed as Exhibit 10.5 to the Quarterly Report on Form 10-Q filed on May 15, 2024 and incorporated herein by reference).

10.31
Securities Purchase Agreement, dated as of November 15, 2024, by and among Lazydays Holdings, Inc., Coliseum Capital Partners, L.P. and Blackwell Partners LLC - Series A (filed as Exhibit 10.1 to the Current Report on Form 8-K filed on November 18, 2024 and incorporated herein by reference).

10.32
Securities Purchase Agreement, dated as of November 15, 2024, by and among Lazydays Holdings, Inc., Alta Fundamental Advisers Master LP, Star V Partners LLC and Blackwell Partners LLC - Series A (filed as Exhibit 10.2 to the Current Report on Form 8-K filed on November 18, 2024 and incorporated herein by reference).

10.33
Registration Rights Agreement, dated as of November 15, 2024, by and among Lazydays Holdings, Inc., Alta Fundamental Advisers Master LP, Star V Partners LLC and Blackwell Partners LLC - Series A (filed as Exhibit 10.3 to the Current Report on Form 8-K filed on November 18, 2024 and incorporated herein by reference).

Exhibit Number	Description
10.34
Form of Preferred Stock Exchange Agreement, dated as of November 15, 2024, between Lazydays Holdings, Inc. and the holders of Series A Convertible Preferred Stock (filed as Exhibit 10.4 to the Current Report on Form 8-K filed on November 18, 2024 and incorporated herein by reference).

21.1	Subsidiaries of the Company (filed as Exhibit 21.1 to the Annual Report on Form 10-K for the year ended December 31, 2023 and incorporated herein by reference).

23.1*	Consent of RSM US LLP.

23.2*	Consents of Stoel Rives LLP (included in Exhibit 5.1).

24.1#	Powers of Attorney.

107#	Filing Fee Table

*	Filed herewith.
+	Management compensatory plan or arrangement.
#	Filed previously.
(b)	Financial statement schedules.
Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.
Item 17.	Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser: if the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);
(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:
(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(I) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on January 3, 2025.

LAZYDAYS HOLDINGS, INC.

By:	/s/ Ronald K. Fleming
Ronald K. Fleming
Interim Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald K. Fleming	Interim Chief Executive Officer and Director (Principal Executive Officer)	January 3, 2025
Ronald K. Fleming

/s/ Jeff Huddleston	Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 3, 2025
Jeff Huddleston

/s/ Robert DeVincenzi	Director and Chairman of the Board	January 3, 2025
Robert DeVincenzi

*	Director	January 3, 2025
Jordan Gnat

*	Director	January 3, 2025
Susan Scarola

*	Director	January 3, 2025
James J. Fredlake

*	Director	January 3, 2025
Jerry Comstock

*	Director	January 3, 2025
Suzanne Tager

* By:	/s/ Ronald K. Fleming
Attorney-in-Fact